SECURITIES AND EXCHANGE COMMISSION
                  Washington, D. C.  20549




                          FORM 8-K

                       CURRENT REPORT






           Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

                        June 20, 1996





                        OWENS CORNING
                   A Delaware Corporation




Commission File No. 1-3660            IRS Employer Identification
                                      No. 34-4323452




            Fiberglas Tower, Toledo, Ohio  43659
                Telephone No. (419) 248-8000


ITEM 5.  OTHER EVENTS

On June 20, 1996, Owens Corning issued the press releases attached hereto as Exhibits A and B. Certain sections of such press releases contain statements as to, without limitation, a lawsuit, alleging false medical test results potentially affecting tens of thousands of asbestos claims, filed by the Company on June 19, 1996 in the United States District Court for the Eastern District of Louisiana, against the owners and operators of three pulmonary function testing laboratories; a planned $1.1 billion charge relating to asbestos claims received after 1999 and a probable $225 million recovery from excess level non-products insurance carriers, having a combined impact after taxes of $545 million (or $9.56 per fully diluted share), to be reflected on the Company's June 30, 1996 financial statements; and discussions with a group of law firms representing plaintiffs in the Company's pending asbestos cases. Any forward-looking statements contained in such press releases are made based on management's current expectations and beliefs concerning future events. There can be no assurance that such events will occur or that financial results, including the impact on such results of asbestos claims, will be as estimated.

Set forth below is further information relating to the matters referred to above:

ASBESTOS LIABILITIES

The Company is a co-defendant with other former manufacturers, distributors and installers of products containing asbestos and with miners and suppliers of asbestos fibers (collectively, the "Producers") in personal injury and property damage litigation. The personal injury claimants generally allege injuries to their health caused by inhalation of asbestos fibers from the Company's products. Most of the claimants seek punitive damages as well as compensatory damages. The property damage claims generally allege property damage to school, public and commercial buildings resulting from the presence of products containing asbestos. Virtually all of the asbestos-related lawsuits against the Company arise out of its manufacture, distribution, sale or installation of an asbestos-containing calcium silicate, high temperature insulation product, the manufacture of which was discontinued in 1972.

Status

As of May 31, 1996, approximately 146,000 asbestos personal injury claims were pending against the Company, of which 21,200 were received in the first five months of 1996. The
Company received approximately 55,900 such claims in 1995, 29,100 in 1994, and 32,400 in 1993.

Many of the recent claims appear to be the product of mass screening programs and not to involve malignancies or other significant asbestos related impairment. The Company believes that as many as 40,000 of the recent claims involve plaintiffs whose pulmonary function tests ("PFTs") were improperly administered or manipulated by the testing laboratory or otherwise inconsistent with proper medical practice, and it is investigating a number of testing organizations and their methods. On June 19, 1996 the Company filed suit in federal court in New Orleans against the owners and operators of certain lab facilities in the southeastern US challenging such improper testing practices.

The Company is engaging in discussions with a group of approximately 30 leading plaintiffs' law firms to explore approaches toward resolution of its asbestos liability. The discussions are expected to cover the possible resolution of both pending claims and claims that may be filed in the future. While discussions are ongoing, the law firms involved in the talks have agreed to refrain from serving any further asbestos claims on the Company unless they involve malignancies. This agreement may have impacted the number of cases received by the Company during the second quarter.

Through May 31, 1996, the Company had resolved (by settlement or otherwise) approximately 180,000 asbestos personal injury claims, including the dismissal in May 1996 of approximately 15,000 maritime cases, which named Owens
Corning as a defendant, for lack of medical proof.  During
1993, 1994, and 1995, the Company resolved approximately
60,000 such claims, over 99% without trial, and incurred total indemnity payments of $641 million (an average of about $10,700 per case).

The Company's indemnity payments have varied considerably over time and from case to case, and are affected by a multitude of factors. These include the type and severity of the disease sustained by the claimant (i.e., mesothelioma, lung cancer, other types of cancer, asbestosis or pleural changes); the occupation of the claimant; the extent of the claimant's exposure to asbestos-containing products manufactured, sold or installed by the Company; the extent of the claimant's exposure to asbestos-containing products manufactured, sold or installed by other Producers; the number and financial resources of other Producer defendants; the jurisdiction of suit; the presence or absence of other possible causes of the claimant's illness; the availability or not of legal defenses such as the statute of limitations or state of the art; whether the claim was resolved on an individual basis or as part of a group settlement; and whether the claim proceeded to an adverse verdict or judgment.

Insurance

The Company estimates that, as of June 30, 1996, it will have approximately $367 million in unexhausted insurance coverage (net of deductibles and self-insured retentions and excluding coverage issued by insolvent carriers) under its liability insurance policies applicable to asbestos personal injury claims. This insurance, which is substantially confirmed, includes both products hazard coverage and primary level non-products coverage. Portions of this coverage are not available until 1997 and beyond under agreements with the carriers confirming such coverage. All of the Company's liability insurance policies cover indemnity payments and defense fees and expenses subject to applicable policy limits.

In addition to its confirmed primary level non-products insurance, the Company has a significant amount of unconfirmed potential non-products coverage with excess level carriers. For purposes of calculating the amount of insurance applicable to asbestos liabilities, the Company has estimated its probable recoveries in respect of this additional non-products coverage at $225 million, which amount will be recorded in the second quarter of 1996. This coverage is unconfirmed and the amount and timing of recoveries from these excess level policies will depend on subsequent negotiations or proceedings.

Reserve

The Company's 1995 financial statements included a reserve for the estimated cost associated with asbestos personal injury claims that may be received through the year 1999. Such financial statements did not include any provision for the cost of unasserted claims which might be received in years subsequent to 1999 because management was unable to predict the number of such claims and other factors which would affect the cost of such claims. Throughout 1996, the Company continued to review the feasibility of making provision for the cost of unasserted asbestos personal injury claims with respect to claims which may be received by the Company during and after the year 2000. In conducting such review the Company took into account, among other things, the effect of recent federal court decisions relating to punitive damages and the certification of class actions in asbestos cases, the pendency of the discussions with the group of plaintiffs' law firms referred to above, the results of its continuing investigations of medical screening practices of the kind at issue in the New Orleans PFT law suit, recent developments as to the prospects for federal and state tort reform, the continued rate of case filings at historically high levels, additional information on filings made during the 1993-1995 period and other factors. As a result of the review, the Company will take a non-recurring, noncash charge to earnings of $1.1 billion in the second quarter of 1996. This charge represents the Company's estimate of the indemnity and defense costs associated with unasserted asbestos personal injury claims that may be received by the Company in years subsequent to 1999.

The combined effect of the $1.1 billion charge and the $225 million probable additional non-products insurance recovery will be an $875 million charge in the second quarter of 1996.

The Company estimates that, as of June 30, 1996, its total liabilities in respect of indemnity and defense costs associated with pending and unasserted asbestos personal injury claims that may be received in the future (the
"Liabilities"), and its estimated insurance recoveries in respect of such claims (the "Insurance"), will be as follows:

                            Asbestos Litigation Claims

                            Estimated
                            June 30, 1996        December 31, 1995
                                   (In millions of dollars)
Reserve for asbestos
litigation claims

     Current                   $   275                 $  250
     Other                       1,858                    887

                                 2,133                  1,137

Insurance for asbestos
litigation claims

     Current                   $    75                 $ 100
     Other                         517                   330

     Total Insurance               592                   430

     Net Asbestos Liability    $ 1,541                 $ 707

The Company cautions that such factors as the number of future asbestos personal injury claims received by it, the rate of receipt of such claims, and the indemnity and defense costs associated with asbestos personal injury claims, as well as the prospects for confirming additional insurance, including the additional $225 million in non-products coverage referenced above, are influenced by numerous variables that are difficult to predict, and that estimates, such as the Company's, which attempt to take account of such variables, are subject to considerable uncertainty. The Company believes that its estimate of Liabilities and Insurance will be sufficient to provide for the costs of all pending and future asbestos personal injury claims that involve malignancies or significant asbestos-related functional impairment. While such estimates cover unimpaired claims, the number and cost of unimpaired claims are much harder to predict and such estimates reflect the Company's belief that such claims have little or no value. The Company will continue to review the adequacy of its estimate of Liabilities and Insurance on a periodic basis and make such adjustments as may be appropriate.

Management Opinion

Although any opinion is subject to the uncertainties described above and must be based on information now known to the Company, in the opinion of management, any additional uninsured and unreserved costs which may arise out of pending personal injury and property damage asbestos claims and additional similar asbestos claims filed in the future will not have a materially adverse effect on the Company's financial position. Management believes that any such additional costs would not impair the ability of the Company to meet its obligations, to reinvest in its business or to take advantage of attractive opportunities for growth.






                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                     OWENS CORNING
                                         Registrant



Date  June 20, 1996                  By /s/ David W. Devonshire
                                     David W. Devonshire
                                     Senior Vice President and
                                     Chief Financial Officer